                    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Freeport-McMoRan Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value	Rule 457(c) and Rule 457(h)	43,820,000	$40.66	$1,781,721,200.00	0.0001531	$272,781.52
Total Offering Amounts					$1,781,721,200.00		$272,781.52
Total Fee Offsets							$—
Net Fee Due							$272,781.52

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, $0.10 par value per share (the “Common Stock”) that become issuable pursuant to the Freeport-McMoRan Inc. 2025 Stock Incentive Plan by reason of any recapitalization, reclassification, stock dividend, stock split or other similar transaction resulting in an increase in the number of shares of outstanding Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and calculated based on the average of the high and low sales prices reported for the Common Stock on the New York Stock Exchange on June 13, 2025.